Exhibit 10.16

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

RESEARCH, DEVELOPMENT AND SUPPLY AGREEMENT

This agreement (the “Agreement”) is made and entered into as of December 9th, 2019 (the “Effective Date”)

by and between

Prodotti Chimici e Alimentari S.p.A., a corporation duly organized and existing under the laws of Italy with a place of business at Via Novi 78, 15060, Basaluzzo (AL), Italy as represented by Paolo Oligeri in his capacity of CEO (hereinafter also referred to together with its Affiliates (as defined below) as “PCA”)

And

AMYLYX PHARMACEUTICALS, INC., a corporation duly organized and existing under the laws of The State of Delaware with a usual place of business at 43 Thorndike St, Cambridge, MA 02141 as represented by Thomas Holmes in his capacity as Global Head, Supply Chain (hereinafter also referred to together with its Affiliates (as defined below) as “AMYLYX”)

(PCA and AMYLYX being also hereinafter referred to individually as “Party” and jointly as “Parties”),

whereas:

(i)	PCA has experience in the development and manufacture of active pharmaceutical ingredients, including Taurursodiol [***], for use by third parties in finished pharmaceuticals products;

(ii)	AMYLYX is a pharmaceutical company involved in the development, manufacturing and marketing of medicinal specialties;

(iii)

PCA has developed Taurursodiol [***] (hereinafter “API”), and [***], specifically for AMYLYX, carrying out significant chemical and technical searches, bearing the related costs, for the development of the API (hereinafter, “Research & Development Activities”);

(iv)

PCA is now completing the said researches, manufacturing and supplying the API to AMYLYX with the aim of going through the clinical phases and obtaining approvals for pharmaceutical use, and, to this end, PCA has carried out and is carrying out regulatory and formal accomplishments dealing with the relevant offices and authorities aimed at obtaining the necessary permits, approvals and/or authorization to manufacture and supply the API, bearing significant costs (hereinafter, “Regulatory Activities”);

(v)

AMYLYX now desires to produce and commercialize throughout the world (hereinafter the “Territory”) a Pharmaceutical Product for the treatment of the rare disease known as Amyotrophic Lateral Sclerosis (hereinafter “Finished Product” as defined below), after AMYLYX obtains the regulatory approvals from the applicable Competent Regulatory Authorities in the Territory to use the API manufactured by PCA;

(vi)	The Commercial Launch (as defined under Section 1.2 below) by AMYLYX of the Finished Product is anticipated and planned between [***] to [***] subject to approval of all Regulatory Activities;

(vii)

AMYLYX, therefore, is willing to purchase from PCA the quantity of API which might be necessary to produce the Finished Product; and PCA is willing and agrees to continue the manufacture and supply the API to AMYLYX throughout the Territory, as per the terms and conditions set forth in this agreement and in the Exhibits attached hereto.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, including the herein agreements, covenants, promises, representations and warranties, the receipt and legal sufficiency of which is hereby acknowledged, accepted and agreed to by the Parties, and intending to be legally bound, the Parties hereby agree as follows:

1. Preliminary matters

1.1 Contractual documents. The preamble and the Exhibits listed below shall constitute an integral and substantial part of this agreement (hereinafter referred to as “Agreement”):

Exhibit “A”: Unit price

Exhibit “B”: Specifications of the API (the “Specifications”)

Exhibit “C”: Commercial Launch Plan

1.2 Definitions. To the extent of this Agreement, abbreviations and expressions shall have the meaning reported below:

Additional Period: the period of two (2) years following the three (3) years period after the Commercial Launch.

Affiliate: shall mean, with respect to any Party, any natural person, joint venture, partnership, corporation, trust, unincorporated organization or other entity (“Person”) which, directly or indirectly, controls, is controlled by, or is under common control with, such Party. “Control” shall mean the ownership of 50% or more of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the Person in question.

API: shall mean the active pharmaceutical ingredient Taurursodiol [***].

Batch: shall mean a defined quantity of bulk API, which is manufactured together in one process as established in the DMF.

Certificate of Analysis: shall mean the certificate that accompanies each Batch of API and which lists the test methods, acceptance limits and release test results of that specific Batch.

cGMPs: shall mean the good manufacturing practices (GMP) applicable at the time of the manufacturing in the European Union (“EU”), the US, and/or in the other countries of the TERRITORY in relation to the production of drugs.

Commercial Launch: shall mean the date on which AMYLYX begins to distribute the Finished Product to third party customers in the ordinary course of its business.

Competent Regulatory Authority: shall mean any local, national or supranational agency, authority, department, ministry, or official of any government of any country having jurisdiction over this Agreement or any of the Parties hereto, or over the development, production or marketing of the API or Finished Product.

Confidential Information: All information of whatsoever nature (whether oral, written, electronic or in any other form) including without limitation: data, know-how, trade secrets, manufacturing processes and systems, open part of the Drug Master File (Customer Profile), registration dossiers, scientific and/or clinical data, formula and formulations, samples of goods, software techniques, procedures, test methods, unpublished financial statements and information, licenses, prices, price lists, pricing policies, customer and supplier lists, customer and supplier names and other information relating to customers and suppliers, marketing techniques and marketing development tactics and plans, and all other information containing or consisting of material of a technical, operational, administrative, economic, marketing, planning, business or financial nature or in the nature of Intellectual Property disclosed by one Party to the other Party.

Contract Year: means each consecutive 365-day period during the Term, the first of which commences on the Effective Date.

Defect: shall mean any instance where the API fails to conform to the Specifications or to the provisions of Section 8.1, as must be duly assessed and analysed by AMYLYX or its designee/s following receipt of the API.

Defective API: shall mean the API that does not comply with the Specifications or the provisions of Section 8.1.

DMF: shall mean the Drug Master File for the API and any other documents serving a similar purpose filed with the FDA or any other Competent Regulatory Authority.

FDA: shall mean the United States Federal Food and Drug Administration and any successor agency having substantially the same function as well as any similar regulatory agency in the Territory.

Finished Product: shall mean a Pharmaceutical Product incorporating the API or produced using the API as a precursor or ingredient for the treatment of Amyotrophic Lateral Sclerosis.

Intellectual Property: shall mean any patent, copyright, database right, design right, registered design, registered or de facto trademark, service mark, domain name, know-how, trade secrets, utility model, unregistered design and any application for any of the foregoing or any improvements, enhancements, discoveries or inventions of any of the same, or other industrial or intellectual property right.

Law: shall mean all applicable supranational, state, local or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated there under by the Competent Regulatory Authorities, unless context requires otherwise. Any reference to a particular law or regulation will be interpreted to include any revision of or successor to such statute, law, rule or regulation regardless of how it is numbered or classified.

NDA: shall mean the New Drug Application filed with the FDA by AMYLYX with a view to obtaining the approval(s) required under Law for producing and commercializing the Finished Product.

Territory: shall mean the World.

Pharmaceutical Product: shall mean any product, regardless of whether used for research, clinical trial, samples or commercial purposes and regardless of where actually or proposed to be marketed or sold, which, if such product were marketed or sold in the United States, would be considered a “drug” (whether prescription, generic or over the counter) under the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time and any regulations there under.

Price: the sum set forth in Exhibit “A” that AMYLYX shall pay to PCA for the delivered API.

Regulatory Activities: shall mean the regulatory and formal accomplishments that PCA, dealing with the relevant offices and authorities, carried out in order to obtain the necessary permits, approvals and/or authorization to manufacture and supply the API.

Research & Development Activities: shall mean the chemical and technical searches that PCA carried out to develop the API specifically for AMYLYX.

Specifications: shall mean the written specifications and quality standards, including tests, analytical procedures and acceptance criteria established by PCA to confirm the characteristics and quality of API as specified under Exhibit B.

1.3 Interpretation of the Agreement. This Agreement, together with all Exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede and cancel all prior understandings, whether oral or written. Any change to this Agreement and/or any Exhibits, will be valid solely if agreed upon in writing by the Parties.

Any provision herein which may in any way contravene the Law shall be deemed, to the extent of such contravention, severable and of no force and shall not affect any other provision of the Agreement.

The English language version of this Agreement executed by the Parties is the original and sole, final and binding version of this Agreement and shall control over any translation thereof into any other language.

2. Undertakings related to the Research and Development and Regulatory Activities and to the launch of the Finished Product

2.1 PCA undertakings. Without prejudice to provisions under Article 8 below, PCA shall be responsible for the Research and Development and Regulatory Activities, including prompt preparation submission and updates of a DMF for the API, and all costs and fees associated with such activities, including the correct and timely payment of site registration fees and DMF filing fees. PCA undertakes to manufacture and supply the API pursuant to Article 3 of this Agreement.

2.2 AMYLYX undertakings. AMYLYX shall be responsible: (i) for the filing of the NDA and of any other- drug applications required by the Competent Regulatory Authority and/or by Law for producing and commercializing the Finished Product in each relevant country within the Territory, and for the maintenance and all activities related to such NDA and other drug applications; (ii) for the manufacture, marketing, sale, labeling and promotion of the Finished Product and (iii) for the compliance with the Law applicable to the manufacture and marketing of the Finished Product. Recognizing that the Commercial Launch of the Finished Product is subject to prior FDA’s approval of the NDA, AMYLYX shall use its commercially reasonable efforts, at its sole expenses, to launch the Finished Product by the expected date of Commercial Launch as indicated in paragraph (vi) of the preamble and pursuant to the time schedule as set out in Exhibit C, which forms an integral part of this Agreement (“Commercial Launch Plan”).

2.3 Cooperation. During the term of this Agreement, PCA shall assist and cooperate in a timely manner with AMYLYX in its preparation of any documents or other materials, which may be required by the FDA and/or any other regulatory authority to validate, sell, and/or distribute the API to be supplied by PCA under this Agreement or the Finished Product. PCA shall file with the FDA and/or any other Competent Regulatory Authorities, and shall maintain at all times as current, a DMF for the API.

3. Supply of API

3.1 Requirements. Subject to the terms of this Agreement, AMYLYX hereby agrees to purchase from PCA during the term of this Agreement [***] for the research, development and commercialization of the Finished Product and PCA hereby agrees to manufacture and supply to AMYLYX, in accordance with the terms of this Agreement [***], for the development and commercialization of the Finished Product. PCA, in addition, and without any additional; charge, fee or cost, grants to Amylyx, the right, to refer to and to use for the sole purpose of manufacturing and commercializing the Finished Product and subject to the Term of this Agreement, the DMF relating to the API necessary for the registration of and regulatory submissions with respect to the Finished Product. Notwithstanding anything to the contrary herein contained, PCA represents and warrants that it will have and it will continue to have during the “Launch Period”, as hereinafter defined, the ability, capacity and materials to timely manufacture and supply to AMYLYX, and agrees to provide to AMYLYX, all API ordered by AMYLYX in accordance with the Forecast as defined and provided in Section 4 below and, in particular, without limitations, being fully applicable the procedures therewith provided under Section 4.1(a) and 4.1(b). For purposes of this Agreement, the Launch Period is defined to mean the [***] period commencing on the Effective Date and terminating at the end of the [***] following the Effective Date.

3.2 AMYLYX’s commitment referred under Section 3.1 shall remain in effect so long as PCA is able to fulfill AMYLYX’s requirements for quality, quantity and timely delivery of the API, pursuant to the provisions set forth herein. Otherwise, AMYLYX shall be entitled to purchase all portions of needed API from an alternative qualified supplier, as per Section 13.6 below without any breach or violation of this Agreement.

AMYLYX acknowledges that the API shall be used solely for the purpose of developing, producing and commercializing the Finished Product in accordance with all Regulatory Activities and in compliance with Law.

4. Forecast

4.1 Forecast.

(a) In order to enable PCA to plan the manufacturing process of the API, AMYLYX shall, within [***] days of the Effective Date, and then subsequently within [***] days of the commencement of each calendar quarter, transmit a forecast of its requirements of API and of estimated delivery dates for the following twelve (12) month period (“rolling twelve (12) month forecast”). Within [***] days of receiving AMYLYX’s rolling twelve (12) month forecast, and promptly at any other time that PCA identifies or reasonably anticipates a material problem that impairs its ability to supply AMYLYX, PCA will communicate to AMYLYX any prospective problems it might have in respect to meeting forecasted quantities or estimated delivery dates and both Parties shall use their commercially reasonable efforts to remove the problems and/or to schedule otherwise the quantities and/or the delivery dates.

(b) In order to assist AMYLYX to understand the impact of AMYLYX’s purchases of API on PCA’s production and capacity, PCA and AMYLYX shall meet in-person at least [***] per year and at least [***] by conference call and more regularly as agreed to by the Parties, to evaluate AMYLYX’s planned purchases of API and PCA’s abilities to meet AMYLYX’s planned demand.

4.2 Firm and indicative forecast. The first [***] of each rolling twelve (12) month forecast shall be firm and binding for both Parties. Thus, except as provided for by Section 4.1 (a) above, PCA agrees to supply one hundred percent (100%) of the quantities ordered by AMYLYX for such a period.

The remaining period of each rolling twelve (12) month forecast (and the related quantities) shall be indicative only and not binding on either Party, provided that the quantities actually ordered by means of issuing purchase orders may deviate, upwards or downwards, from the most recent non-binding rolling twelve (12) month forecast to no more than [***] or less than [***] respectively. Thus, PCA agrees to use its commercially reasonable efforts to allocate manufacturing capacity and keep stock of raw materials and API sufficient to meet the non-binding portions of the then-current rolling twelve (12) month forecast and to accommodate any further increases in the quantity of API that AMYLYX shall request under new purchase orders.

AMYLYX agrees to purchase the inventory on hand of API manufactured by PCA in order to meet the [***] quantity forecasted by AMYLYX and which has not yet been purchased by the same at termination of this Agreement as per Article 13 below.

5. Purchase orders

5.1 Commencing on the date on which AMYLYX receives the relevant regulatory approval to sell the Finished Product, including the API manufactured by PCA, for commercial use in the Territory, AMYLYX will purchase the API under this Agreement by submitting written purchase orders (“P.O.”) [***] days prior to each delivery date as estimated in the then-current rolling twelve (12) month forecast. Each P.O. shall set forth: (i) the quantity of API; and (ii) the delivery address and INCOTERMS agreed upon in advance between the Parties.

5.2 The Parties agree that this Agreement, as amended from time to time, governs the commercial terms between them with respect to AMYLYX’s purchase of the API from PCA. Therefore, any terms or conditions set forth in a P.O. (other than those specified to be included by the preceding paragraph) that are either inconsistent with or in addition to the terms and conditions of this Agreement shall not be binding on either Party and shall have no force or effect.

5.3 PCA shall accept in writing each P.O. promptly upon its receipt, unless the quantity specified in such P.O. is not in accordance with the terms of this Agreement, in which case PCA shall state in writing its reasons for rejecting any such P.O. as submitted by AMYLYX. In no case shall a P.O. be considered as accepted in the absence of a written confirmation from PCA as above. Any terms and conditions in PCA’s order acceptance that are either inconsistent with or in addition to the terms and conditions of this Agreement shall not be binding on either Party and shall have no force or effect.

5.4 Each P.O. issued and accepted as per 4.1 above is to be deemed as binding for both Parties, without prejudice to any other provision set forth herein or in a subsequent agreement in writing between the Parties.

6. Delivery and acceptance

6.1 Delivery. The delivery of the API to AMYLYX shall be carried out “CIP/EX WORKS” the ship-to location specified, pursuant to Section 5.1 above, in the purchase orders issued by AMYLYX to PCA, as such term is defined in ICC INCOTERMS (2010).

The API shall be delivered in PCA’s normal packaging, as substantially reflected in its DMF and/or in the Specifications attached hereto.

PCA shall use its commercially reasonable efforts to deliver the API by the estimated delivery date. PCA shall notify AMYLYX in writing if PCA has reason to believe that the actual delivery will not occur within [***] days of the estimated delivery date. In the event that PCA cannot deliver API to AMYLYX within [***] days after the delivery date specified in a P.O., PCA agrees that AMYLYX may, in its sole discretion, elect to cancel such portion of a P.O. relating to such API and procure the API pursuant to Section 13.6, or accept partial or complete delivery at a later date specified by PCA.

6.2 Inspection and acceptance. The delivered API shall be deemed as fully accepted if AMYLYX does not notify PCA of the API’s proved Defect within [***] days after the documented date of receipt unless the Defect is a latent Defect that could not reasonably be discovered within [***] days in which event, AMYLYX shall notify PCA within [***] days of discovery. Thus, AMYLYX shall endeavour to promptly inspect the API upon receipt, at its own cost, pursuant to the cGMPs regarding the controls to be performed by the manufacturer of a Pharmaceutical Product over raw and incoming materials and shall give—by the aforementioned term — written notice of any claim, setting forth the details and giving evidence of such Defect or a latent Defect as the case may be.

6.3 Disputes. The Parties agree to consult with each other to resolve the discrepancy between each other’s determinations, if any, about any alleged Defect. If such consultation does not resolve the discrepancy within [***] days after identification of the discrepancy, then the Parties shall nominate a mutually agreeable reputable independent laboratory to test representative samples taken from such shipment. The results of such tests shall be binding on the Parties and the expense of such tests shall be borne by the Party against which the laboratory decided.

6.4 Reimbursement or Replacement. Subject to the resolution of any disputes regarding the Defective API pursuant to Section 6.3, if AMYLYX has paid for the Defective API, then PCA shall at no additional cost, using commercially reasonable efforts, promptly cause such Defective API to be replaced with API conforming to provisions under Section 8.1 or, at AMYLYX’s option, credit AMYLYX for the amount paid for such Defective API. All Defective API shall upon the request of PCA, and at its sole cost, be returned to PCA at the address set forth herein, packed and shipped according to instructions provided by PCA at PCA’s expense.

6.5 In case of Defective API, AMYLYX—if necessary—may utilize a secondary supplier selected pursuant to Section 13.6 as reasonably necessary to fulfil its requirements. AMYLYX may only make use of such secondary supplier in the event PCA is unable to fulfil any of its obligations as provided under Section 13.4 of this Agreement.

6.6 In case the Defect would be due to improper handling or storage conditions subsequent to delivery of the API, no liability will occur to PCA.

7. Price and payment

7.1 Price. AMYLYX shall pay to PCA for the delivered and accepted (which acceptance shall occur within [***] days of delivery), API the sum set forth in Exhibit A. including all applicable taxes, fees and export duties, according to the agreed Incoterms (hereinafter, “Price”). The Parties acknowledge and agree that the Price is fair and has been negotiated in good faith also taking into account: (i) the Research & Development and Regulatory Activities carried out and to be carried out by PCA; (ii) the related costs incurred by PCA and those that PCA shall bear in the performance of this Agreement with reference to the API; (iii) the expected date of Commercial Launch as represented by AMYLYX to PCA and the consequent volumes of API to be supplied by PCA.

7.2 The Price shall remain valid and in effect for [***] years as of the Commercial Launch of the Finished Product. After such [***] years period, the Price shall automatically further apply for an additional period of [***] years (hereinafter “Additional Period”), unless the Parties mutually agree upon a new price pursuant to the following Section 7.3.

7.3 In any event, upon completion of the Additional Period, if applicable, the Parties shall mutually agree to decrease, maintain or increase the Price with good faith negotiations to start [***] months prior to the above-mentioned term. The new Price agreed shall remain valid and in effect for the term agreed between the Parties or, in the absence of any such agreement, for [***] and will be indicated in Exhibit “A”, by means of a new Exhibit “A”, that will be attached to this Agreement.

7.4 In the event the Parties do not reach an agreement within [***] months from the commencing of the negotiations period referred to in Section 7.3, either Party shall have the right to terminate this Agreement by means of [***] months prior written notice to the other Party, it being understood that during such notice period the last Price agreed to by and between the Parties shall apply and be in effect.

7.5 Invoicing and payment. PCA shall submit the invoice to AMYLYX upon shipment of the API and the full invoiced amount shall be paid by AMYLYX within net [***] days after the receipt of the invoice? All payments hereunder shall be payable in USD.

8. Quality and recall of the API

8.1 Quality. PCA warrants that the API will be of standard quality and will be manufactured in compliance with Law and cGMPs, as per the Specifications and the DMF. API delivered shall have a minimum retest date of not less than [***] years).

Quality of the API shall be according to the mutually agreed Specifications, as well as any official standards in the Territory applicable at the Effective Date, as detailed and confirmed by the DMF. Therefore, should new, more restrictive specification(s) become effective through new compendial monographs during the validity of this Agreement, the Parties will mutually evaluate in good faith the impact of the same on the performance of the Agreement.

8.2 Certificate of Analysis. When each Batch is delivered API shall be accompanied by a Certificate of Analysis stating the compliance of the API as per above. AMYLYX acknowledges, however, that it shall not be entitled to rely on the Certificate of Analysis or any such other certificate without the necessity for performing additional tests.

8.3 Recall. Except as herein noted, PCA shall not be responsible for the costs of any recall of the Finished Product ordered by a Competent Regulatory Authority or any other government agency or tribunal. However, if AMYLYX proves to PCA’s reasonable satisfaction, or a Competent Regulatory Authority or any other government agency or tribunal determines that the need for the recall arose, in whole or in part, from a demonstrated latent Defect in the API not detectable by AMYLYX during the inspections to be performed by the manufacturer of a Pharmaceutical Product over the incoming active ingredients and materials pursuant to Laws and cGMPs and pursuant to provisions under Section 6.2, AMYLYX shall notify PCA in writing within [***] days after the relevant Defect has come to AMYLYX’s notice and not more than [***] after the receipt of the Finished Product. If the Parties disagree as to whether such recall arose, in whole or in part, from a demonstrated Defect in the API, the matter will be submitted to a mutually agreeable reputable independent laboratory for analysis to determine whether the API conformed or did not conform to the Specifications and/or requirements of Section 8.1. The test results obtained from such laboratory shall be final and binding upon both Parties. The fees and expenses of such testing shall be borne by the Party ultimately determined to have incorrectly judged whether the API met the said requirements. In the event that the API is deemed defective, PCA shall reimburse AMYLYX for all or a portion (in accordance with the following Section 8.4) of the reasonable and documented costs incurred in order to proceed such recall activities, or otherwise to comply with the order of the Competent Regulatory Authority or any other government agency or tribunal.

8.4 The Parties agree that the portion of the recall costs to be reimbursed by PCA under Section 8.3 shall be proportional to the relative role of such demonstrated defect in the API in causing the recall and the costs of recall activities..

8.5 Regulatory Registration. In so far as is necessary to allow for the production of the API and its importation and sale into the Territory, PCA will register its manufacturing facilities and the API with the FDA and any appropriate Competent Regulatory Authority, maintain at its sole cost said registrations during the term of this Agreement, allow inspections of such facilities by the FDA and foreign governmental authorities, maintain and make available to the FDA and other governmental authorities records, files, and any other documents relating to the manufacture, storage, shipping and quality of the API. PCA further agrees to work with AMYLYX to enhance the DMF as reasonably suggested by AMYLYX, or by the FDA or other Competent Regulatory Authority, including, without limitation, providing AMYLYX access to PCA personnel responsible for production, testing and validation and any related documentation, information or materials, so as to enable AMYLYX to obtain timely approval from the FDA or other Competent Regulatory Authority for the utilization of the API in the manufacture, distribution and sale of the Finished Product formulated using API manufactured by PCA. PCA further grants to AMYLYX and its Affiliates the right to refer to and to use for the sole purpose of manufacturing and commercializing the Finished Product and subject to the Term of this Agreement, the DMF relating to the API necessary for the registration of and regulatory submissions with respect to the Finished Product. PCA represents and warrants that it shall, at all times, maintain and keep current the DMF and that it shall fully cooperate and timely respond to any inquiry, comment or deficiency notification from the FDA or any other Regulatory Authority as to the DMF.

9. Records, audit and information

9.1 Records. PCA will keep complete and accurate records regarding the manufacture and the supply of the API, as required by Law, and agrees to give information regarding such records to AMYLYX, provided that the transmission of such information or records is permitted by applicable Law and is required by AMYLYX in connection with any FDA inspection or in order to obtain or maintain the approvals for the Finished Product from Competent Regulatory Authorities. PCA will provide AMYLYX full access to the open part of the DMF for the API.

9.2 Audit. Upon receipt of [***] days prior written notice from AMYLYX, PCA shall allow inspection of those areas of the facilities during normal business hours where the API is manufactured for AMYLYX or Affiliates. Upon receipt of [***] days written notice from AMYLYX, PCA shall allow inspection of any records regarding the manufacture and the supply of the API (including batch manufacturing records); provided, that, at a minimum, AMYLYX shall be given access generally to the types of documents that the FDA would customarily require for an FDA inspection.

9.3 Information. AMYLYX may request at any time, PCA to transmit to AMYLYX the reference number of the DMF as well as the “Applicant Part” of any DMF, describing the process employed by PCA for manufacture of API as envisaged in this Agreement to AMYLYX.

Each Party shall notify the other of any Competent Regulatory Authority’s notices of violation or deficiency letters relating to the API and/or the Finished Product, also delivering to the other Party data, information and redacted correspondence received by it from the Competent Regulatory Authority with respect to the API (or Finished Product) and cooperating at its own expense to the reasonable extent asked by the other Party in its response to the Competent Regulatory Authority.

10. Changes of Specifications, plant of manufacture and/or DMF

10.1 By PCA. In case PCA decides and/or is requested by Competent Regulatory Authority to change the Specifications, process or plant of manufacture, and/or the DMF, there, in either case, it shall first give written notice to AMYLYX, detailing the proposed process changes and obtain prior written approval to make such changes, that cannot be unreasonably denied. If AMYLYX demonstrates within a reasonable period of time after receiving PCA’s notice-that the change(s) proposed by PCA may disrupt: (i) the quality, quantity, timeliness or reliability of supply of the API, or (ii) AMYLYX’S ability to use the API in the manner used by AMYLYX prior to any such change(s), or (iii) the regulatory approval in any jurisdiction of Finished Product being marketed and sold by AMYLYX, then AMYLYX shall promptly inform PCA of its determination, and the Parties shall have an obligation to work in good faith to resolve AMYLYX’s concerns.

Upon the approval of such changes by AMYLYX, AMYLYX shall exercise commercially reasonable efforts to promptly obtain the relevant approvals of Finished Product from the concerned Competent Regulatory Authority with the modified process of the API, if so required by Law, and shall cooperate in good faith with PCA in order to plan the implementation of the process change.

Until the time AMYLYX obtains the approval as above, or if AMYLYX does not approve the changes proposed by PCA, provided such non approval is based on reasonable grounds, PCA shall continue to manufacture and supply the API as per the last-approved process.

10.2 By AMYLYX. In case AMYLYX requires PCA to change the Specifications and/or the DMF or desires that PCA consider changing the process of manufacture, PCA—also based on AMYLYX’s detailed report regarding the implementation method of such changes and the purposes of the required changes—shall verify the feasibility of the required changes, based on the Law and on its capacity to adapt the manufacturing process already carried out, and shall notify AMYLYX as soon as possible of the result of such analysis.

PCA will use its commercially reasonable efforts to accommodate such changes, providing AMYLYX with an estimation of the relevant costs and both parties shall cooperate in order to draw up an amendment to the Specifications, if required by such changes. PCA shall carefully consider any recommendation made by AMYLYX with reference to the implementation of the proposed changes. Once PCA and AMYLYX have mutually agreed on an amendment to the Specifications, on the relative timeframes and general principles of proposed changes implementation and the costs therefore, PCA shall implement such changes and AMYLYX shall reimburse PCA for its costs in doing so.

10.3 By Law. In the event that Law applicable to PCA’ manufacturing activities requires PCA to change the Specifications or process of manufacture, and/or the DMF, PCA shall carry out all the changes pursuant to such Law and AMYLYX, where required, shall assist PCA. Should the changes above involve relevant additional costs or investment in manufacturing the API, the Parties shall negotiate in good faith appropriate compensation of PCA for such additional costs (which may either take the form of a cost reimbursement or a proportional increase of the supply price of the API).

10.4 It remains understood and agreed, that, in any case of change as per articles above, PCA will continue carrying out all of its activities in compliance with mandatory laws applicable to its activities under this Agreement.

11. Warranty

11.1 Warranty by Parties. Each Party declares and warrants that it has all necessary legal and statutory approvals to conduct its business and to enter into the obligations imposed upon it by this Agreement, including any Exhibits attached hereto.

11.2 Warranty by PCA. PCA warrants that the delivered API shall: (i) adhere to description and requisites set forth in this Agreement and in the DMF; (ii) be manufactured strictly in compliance with Law, this Agreement and cGMPs; (iii) meet all Specifications; (iv) be free of security interests and other similar encumbrance; and (v) not to be adulterated or misbranded.

PCA declares that, to the best of its knowledge, neither the API nor the manufacturing process adopted in manufacturing the API infringes any third party valid patent right. PCA expressly disclaims and does not make any warranty or representation that any Finished Product manufactured with the API as a starting material or component or ingredient will not infringe any patents or intellectual property owned by any other party.

This provision mutatis mutandis shall apply to any change implemented pursuant to Article 10.

PCA hereby certifies that it is not and has not been debarred and it does not and shall not employ, contract with or retain any person directly or indirectly to perform services that relate to this Agreement or provide any services in any capacity if such person is or has been debarred under 21 U.S.C. 335a (a) or (b) or other equivalent laws, rules, regulations or standards of any other relevant jurisdiction. Upon written request of Amylyx, PCA shall, within [***] business days, provide written confirmation that it has complied with the foregoing obligation. PCA agrees to immediately disclose in writing to Amylyx if it or any employee or agent is debarred, or if any action or investigation is pending or, to the best of PCA’s knowledge, is threatened in relation to the debarment of PCA or any person performing services or providing services in any capacity in connection with this Agreement.

Except as expressly set forth in this Agreement, PCA makes no other warranties, express or implied, with respect to the API; thus all other warranties, express or implied, including without limitation, the implied warranties of merchantability and fitness for a particular purpose are hereby disclaimed by PCA.

11.3 Warranty by AMYLYX. AMYLYX warrants that it shall pay for the delivered and accepted API, which acceptance shall occur within [***] days of delivery. AMYLYX warrants that, to the extent AMYLYX determines in its sole discretion to develop or commercialize Finished Product in any given jurisdiction of the Territory, AMYLYX shall use its commercially reasonable efforts, at its sole expense, to obtain and maintain any and all approval, registration or like with regard to producing, marketing, selling, labelling or otherwise promoting the Finished Product. Except as otherwise expressly provided by this Agreement, AMYLYX shall be responsible for compliance with Law applicable to manufacturing, marketing, and commercializing the Finished Product.

Except as expressly set forth in this Agreement, AMYLYX makes no other warranties, express or implied, with respect to the Finished Product or otherwise; thus all other warranties, express or implied, including without limitation, the implied warranties of merchantability and fitness for a particular purpose are hereby disclaimed by AMYLYX.

The warranties set forth in Sections 11.1, 11.2 and 11.3 shall be deemed given as of the Effective Date and shall be deemed given as of the date of each delivery of API hereunder, with respect to the API so delivered.

11.4 Ownership of intellectual property rights. The Parties acknowledge and agree that the Intellectual Property relating to the API belongs exclusively to PCA and, for the sole and exclusive purpose of the performance of this Agreement in the Territory, including the commercialization of the Finished Product, PCA hereby grants AMYLYX a worldwide and free license to such Intellectual Property relating to the API. Notwithstanding anything to the contrary herein contained, it is agreed and understood that if AMYLYX or any Affiliate or distributor has in its inventory has or under a signed purchase order, any Finished Product following the expiration or termination of this Agreement, then AMYLYX or any Affiliate or distributor shall be allowed to sell and distribute the Finished Product in the normal course provided that all related payments due to PCA are paid in accordance to the terms and conditions of this Agreement.

11.5 The Parties acknowledge and agree that the Intellectual Property relating to the Finished Product exclusively belongs to AMYLYX.

11.6 Trademarks. Without prejudice to Section 11.4, each Party undertakes not to use the other Party’s name, trade mark or corporate name and not to refer at any time to the business relationships existing between them for advertising, promotional or other purposes without the other Party’s prior authorization in writing not to be unreasonably withheld or delayed.

In any case, neither Party shall make any use of the other Party’s name, trade mark or corporate name in a way that might result—directly or indirectly—in harm to the other Party’s business or products.

12. Indemnification and Insurance

12.1 Indemnification.

AMYLYX shall indemnify and hold PCA and any of its Affiliates, directors, officers, employees, subcontractors and agents (collectively, the “PCA Indemnified Parties”) harmless from and against any and all claims, demands, actions, suits, losses, damages, costs, expenses (including reasonable attorney’s fees), and liabilities which any PCA Indemnified Party may incur, suffer or be required to pay by reason of: (a) property damage or bodily injury, illness or death of any person caused or alleged to be caused by the use of the API, by AMYLYX or the use, distribution or sale of Finished Product manufactured by or for AMYLYX or (b) AMYLYX’ s breach of any of its warranties or obligations under this Agreement, or (c) any patent infringement suit having a favorable outcome for the plaintiff, brought against a PCA Indemnified Party exclusively because of AMYLYX’s unlawful use of the API and/or use, marketing, distribution or sale of the Finished Product; provided however that AMYLYX shall have no liability under this paragraph to the extent that such claims, demands, actions, suits, causes of action, damages or expenses occurred as a result of either: (i) PCA’s gross negligence, willful misconduct, or breach of its warranties or obligations herein or (ii) claims that the API or the manufacturing process adopted by PCA in manufacturing the API infringes or misappropriates any third party patent or other intellectual property rights.

PCA shall indemnify and hold AMYLYX and any of its Affiliates, directors, officers, employees, subcontractors and agents (collectively the “AMYLYX Indemnified Parties”) harmless from and against any and all claims, demands, actions, suits, losses, damages, costs, expenses (including reasonable attorney’s fees), and liabilities which any AMYLYX Indemnified Party may incur, suffer or be required to pay by reason of (a) property damage or bodily injury, illness or death of any person caused or alleged to be caused by the API sold by PCA, (b) PCA’s breach of any of its warranties or obligations under this Agreement, (c) any patent infringement suit having a favorable outcome for the plaintiff brought against a AMYLYX Indemnified Party exclusively because of the Defective API or (d) any patent or other intellectual property right infringement claim brought against any AMYLYX Indemnified Party relating to AMYLYX’s marketing, distribution or sale in the Territory of products incorporating the Defective API, provided, however, that PCA shall have no liability under this paragraph to the extent such claims, demands, actions, suits, causes of action, damages or expenses occurred as a result of either (i) the use made by AMYLYX of the API in combination with other product(s) or excipients in pharmaceutical formulation to the extent such claims, demands, actions, suits, causes of action, damages or expenses arise not out of the unmodified API, but instead as a result of the combination, other product(s) or excipients or formulation, or (ii) modification of the API made by AMYLYX without prior written consent of PCA, or (iii) AMYLYX’s gross negligence, willful misconduct, or breach of its warranties or obligations contained herein; or (iv) improper handling or storage of the API by AMYLYX and/or carriage in the event the API is delivered EX WORKS.

EXCEPT TO THE EXTENT THAT A PARTY IS OBLIGATED TO PROVIDE INDEMNIFICATION PURSUANT TO THE FOREGOING PARAGRAPHS WITH RESPECT TO THIRD PARTY CLAIMS AND EXCEPT IN THE CASE OF THE BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS OR DAMAGE, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, BUSINESS OR REVENUE, HOWSOEVER CAUSED AND WHETHER SUFFERED BY A PARTY TO THIS AGREEMENT OR ANY OTHER PERSON OR AS A RESULT OF ANY BREACH OF THIS AGREEMENT.

12.2 Insurance. Each Party warrants and represents to the other that it currently maintains and covenants that at all times during the term of this Agreement it will maintain a comprehensive general liability insurance policy which: (i) is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement, up to a maximum of [***] USD per occurrence and [***] USD in the aggregate and (ii) provides that it cannot be terminated or cancelled without giving the other- Party [***] days written notice. Each party shall continue to maintain such insurance during the term of this Agreement, and for a period of [***] years following the expiration or termination of this Agreement.

13. Term and termination

13.1 Duration. This Agreement commence on the Effective Date and shall continue until the fifth (5th) anniversary thereof unless earlier terminated in accordance with the provisions referred below (“Initial Perm”). Upon completion of the Initial Term, this Agreement shall automatically renew for an additional period of five (5) years (the “Renewal Term”, and together with the Initial Term collectively referred to as the “Term”), unless earlier terminated in accordance with the terms of this Article 13.

13.2 Early Termination for Insolvency. This Agreement (or the relevant Purchase Orders already issued) may be forthwith terminated by either Party immediately upon written notice by one Party to the other, if the other Party is unable to pay its debts, becomes insolvent, files or has filed against it a petition of bankruptcy, makes an assignment for the benefit of creditors or commits any act amounting to a business failure, or if proceedings in bankruptcy or reorganization or for an appointment of a receiver or trustee for or over such Party’s property are instituted by or against such Party in any court having jurisdiction thereof, and such proceedings are not vacated, set aside or stayed within [***] days thereof, or if such Party attempts to enter into a general compromise of its liabilities.

13.3 Early termination for non-compliance with Commercial Launch Plan. The Parties agree that if any of the following occurs:

(i) in case of lack of filing by AMYLYX of the regulatory documentation relating to the NDA and the other drug applications under Section 2.2(i), within [***] months following the elapse of the agreed timeline as per the Commercial Launch Plan;

(ii) if the time schedule set out for the development of the Finished Product and/or the commercial production and/or the filing of the relevant dossier in the Territory and/or the commercial launch of the Finished Product in the market is not in line with the Commercial Launch Plan and with the timeline therewith indicated; and/or

(iii) in case the Finished Product be retired for the market for any reasons, other than AMYLYX’s breach of its obligations under this Agreement for which paragraph 13.4 shall apply PCA will be entitled to withdraw from the Agreement by giving a [***] months written notice to AMYLYX, being understood that pending such notice the Parties shall discuss in good faith in order to agree on the possible extension of the timeline and/or review of the milestones under the Commercial Launch Plan.

13.4 Termination by default. Without prejudice to the above provision under Section 13.3, this Agreement (or the relevant purchase orders already issued) may be terminated by either Party if the other Party fails to perform or otherwise breaches any of its obligations hereunder, by giving written notice of its intent to terminate and stating the grounds therefore. The Party receiving such written notice, shall have [***] days from the receipt thereof to cure the failure or breach. If such failure or breach has not been timely cured, the Party that delivered such notice shall have the right to immediately terminate this Agreement. In no event, however, shall such notice of intention to terminate be deemed to waive any rights to damages or any other remedy which the Party giving notice of breach may have as a consequence of such failure or breach.

13.5 Effect of termination. Termination of this Agreement, for whatever reason, shall not affect this provision and the obligations of either Party under Sections 8, 9, 11, 12, 14 and 16, all of which shall remain and continue in full force and effect.

13.6 Alternative Supplier. In the event that: (a) PCA fails to fulfil its obligations under this Agreement for whatever reason or (b) this Agreement is terminated by the mutual agreement of the Parties or pursuant to Sections 13.2 or 13.4 owing to a default by PCA, AMYLYX shall have the right to: (i) obtain all API from an alternate supplier, (ii) produce all API itself until such failure is corrected to the reasonable satisfaction of AMYLYX. In the case referred to in point (i) above, upon request, AMYLYX, will receive PCA’s assistance and cooperation in good faith in finding and qualifying an alternative source of supply. In the event PCA has reason to believe that it will be unable to fill an order for the API for a period lasting more than [***] months, PCA shall immediately notify AMYLYX and the provisions of this Section 13.6 shall apply. The choice of the alternative supplier shall be at the sole discretion of AMYLYX. AMYLYX has the option to reinstate its orders for the API solely with PCA, except for orders and firm purchase commitments previously placed with the alternate supplier, upon notification and the provision of reasonable evidence from PCA that it has restored its ability to supply the API in accordance with the terms and conditions of this Agreement.

14. Confidentiality

Confidential Information. In carrying out this Agreement, each Party may have access to Confidential Information of the other Party. It is understood and agreed that such access is exclusively intended for the purposes of the performance of this Agreement and does not amount, directly and/or indirectly, to an assignment for any reasons of such Confidential Information to the other Party.

Confidential Information shall not include: (i) information that either is or becomes lawfully publicly available for reasons unrelated to the Parties’ activity or inaction; (ii) information that has been lawfully communicated by a third party without any confidentiality obligations; (iii) information that has been developed independently by the other Party as established by that Party’s competent written records; (iv) information that has been made public by Law; or (v) information that the Party can prove was already known before he received it.

14.1 Confidentiality undertakings. The Parties will strictly safeguard all Confidential Information, take suitable measures and handle that information with a high measure of diligence throughout the duration of this Agreement as well as for [***] years thereafter. If the Confidential Information is identified as a trade secret, such obligation of confidentiality and non-disclosure shall survive the expiration or termination of such [***] year period for so long as such Confidential Information remains a trade secret.

The Parties also undertake not to communicate Confidential Information to others, except where this is required under the Law, any Competent Regulatory Authority, competent judicial authorities or other competent authorities, or serves purposes that are closely related to the performance of this Agreement, and then only upon the giving of advance notice to the other Party, where it is legally possible to do so, to permit the Party to obtain appropriate protections against the further disclosure of its Confidential Information. The Parties additionally undertake to adopt all reasonable precautions to ensure that their own employees and/or collaborators comply with the provisions made herein.

A Party may not disclose Confidential Information to any entity whatsoever apart from its own employees, representatives, and professional consultants requiring this information, on a strictly “need to know basis”, provided that they are directly involved in the project. In such a case the Party disclosing Confidential Information shall have the responsibility to ensure that any entity to whom Confidential Information is communicated complies with the conditions laid down herein exactly as if that entity were a party to this Agreement.

Each Party shall return all documents and materials including Confidential Information of the other Party that are in its possession or custody or under its control within [***] days of the request made in writing by the other Party.

15. General provisions

15.1 Assignment. Neither Party shall assign this Agreement or any part of it to any third party without the prior written approval of the other Party. Either Party may, however, without any such written approval, assign and transfer this Agreement to a third party in connection with the transfer or sale of all or substantially all of its securities or assets related to the division or the subject business, including for the sake of clarity the sale of or the transfer of title rights into the business of the API or Finished Product, or in the event of its sale, merger or consolidation or change in control. This prohibition on assignment shall in no way restrict or prohibit the assignment or transfer of the rights provided hereunder to any Affiliates.

15.2 Force Majeure. For the purpose of this Agreement, Force Majeure means any event that goes beyond the Parties’ control and prevents the obligations set out in this Agreement from being fulfilled, in whole or in part, it being unforeseeable, exceptional and utterly unavoidable.

Force Majeure reasons may not be claimed in connection with breaches of contract and delays that took place prior to the occurrence of Force Majeure events.

Should an event of Force Majeure occur, the Parties, in good faith, shall take any reasonable and appropriate steps to minimize the prejudicial effects of any such event on the performance of this Agreement and make any reasonable efforts aimed at avoiding termination of this Agreement.

In the case of a Force Majeure event, the infringing Party shall not be subject to responsibilities for its infringements of obligation set forth in this Agreement which are directly due to the Force Majeure event.

15.3 No waiver. Failure by either Party to this Agreement to request execution of the provisions set forth herein will not and may not be regarded as a waiver either of said provisions or of the future compliance with them.

15.4 Independent Relationship. Nothing herein contained shall be deemed to create an agency, joint venture or partnership relationship between the Parties. Neither Party shall have any power to enter into any contract or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

15.5 Notices. Any notice provided for in this Agreement shall be given to the respective Parties at the following addresses by certified or registered mail, facsimile with confirmation or sent by an internationally recognized overnight courier service.

If to AMYLYX to:

Amylyx Pharmaceuticals, Inc.43 Thorndike Street

Cambridge, MA 02141

Attention: [***]

Email: [***]

With a copy which shall not constitute notice to:

Rubin and Rudman LLP

53 State Street, 15th Floor

Boston, MA 02109

Attention: [***]

Email: [***]

If to PCA, to:

PCA S.p.A.

Via Novi 78

15060 Basaluzzo (AL)

Attention:

Facsimile No.: [***]

Notice shall be deemed given as of [***] days from the date of mailing. In case of need or urgency the notices may be given by fax or telegram and shall be confirmed by the means set forth in this Article.

15.6 Joint Liability. This Agreement is made by and for the benefit of each Party and each Party’s Affiliates. Each Party and its Affiliates shall together be jointly and severally liable to the other Party for the performance of the obligations set forth herein.

15.7 No Third Party Rights. A person who is not a party to this Agreement shall not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999, except where such rights are expressly granted hereunder.

16. Governing law and dispute resolution

16.1 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of England and Wales, without regard to the conflict of laws, rules, or principles thereof.

16.2 Exclusive Jurisdiction. Any disputes arising out of or in connection with this Agreement or the interpretation, breach or termination thereof, which cannot be resolved by mutual agreement between the Parties within [***] days after the notification of the dispute, shall be submitted to the jurisdiction of the competent courts of London, England.

REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

This Agreement has been negotiated on clause by clause basis by the Parties and it is not a standard form of either Party.

IN WITNESS WHEREOF, PCA and AMYLYX have caused this Agreement to be executed as of the Effective Date by their duly authorized officers.

PCA S.p.A	AMYLYX PHARMACEUTICALS, INC.

/s/ Paolo Oligeri	/s/ Justin Klee
By: Paolo Oligeri	By: Justin Klee
Title Managing Director	Title: President
Hereunto Duly Authorized	Hereunto Duly Authorized

EXHIBIT A

UNIT PRICE

Unit Pricing Table for API ordered and intended for delivery in USD.

[***]	[***]

EXHIBIT B

SPECIFICATIONS OF THE API

PRODOTTI CHIMICI E ALIMENTARI S.p.A.

Via Novi, 78—Basaluzzo—Italy

TAUROURSODEOXYCHOLIC ACID

Product code: [***]    Spec. code: [***]

Customer: AMYLYX Cambridge, MA (USA)

Test	Requirement	U.M.
Description	[***]
Solubility	[***]
Identification	[***]
Specific optical rotation	[***]	*
Water content (by K.F.)	[***]	%
pH	[***]
Sulphated ash	[***]	%
Heavy metals	[***]	ppm
Assay	[***]	% o.d.b
[***]	[***]	%
[***]	[***]	%
[***]	[***]	%
Other unid.rel.subs.Tot (TLC)	[***]	%
Residual solvents: [***]	[***]

Date of issue:
Edition:
Approved by Qualified Person:
Approved by QC/RA:

EXHIBIT C

COMMERCIAL LAUNCH PLAN

Amylyx’s NDA Submission and Commercial Launch milestones:	Anticipated Date:
Pre-NDA Meeting	[***]
NDA submission	[***]
NDA approval	[***]
Commercial Launch	[***]

DEED OF AMENDMENT IN RESPECT OF THE SUPPLY AGREEMENT

THIS DEED is made on the 26th of July 2021 (the Deed)

BETWEEN

AMYLYX PHARMACEUTICALS, INC., a corporation duly organized and existing under the laws of The State of Delaware with a usual place of business at 43 Thorndike St, Cambridge, MA 02141 as represented by [Thomas Holmes] in his capacity as [Global Head, Supply Chain] (AMYLYX); and

ICE S.p.A., a joint stock company (società per azioni) duly organized and existing under the laws of Italy with registered office at Via Sicilia 8/10, 42122, Reggio Emilia (RE), Italy, as represented by [Enzo Bartoli] in his capacity as [Chairman of the Board of Directors] (ICE),

(AMYLYX and ICE, together, the Parties and each a Party).

WHEREAS

(A)	On 9 December 2019, Prodotti Chimici e Alimentari S.p.A. (now merged into ICE) and AMYLYX have entered into the Supply Agreement.

(B)	In accordance with the Supply Agreement, the Parties agreed on a certain Commercial Launch Plan attached to the Supply Agreement as Exhibit C thereto (the Commercial Launch Plan).

(C)

In light of recent factual developments and discussions between the Parties, the same Parties have come to the conclusion that it would be expedient that the Supply Agreement (with specific reference to the Commercial Launch Plan) is amended as per this Deed.

THE PARTIES AGREE as follows.

1.	INTERPRETATION

1.1 Words and expressions defined in the Supply Agreement shall have the same meaning when used in this Deed.

2.	AMENDMENTS TO THE SUPPLY AGREEMENT

2.1 The Commercial Launch Plan (i.e. Exhibit C to the Supply Agreement) shall be amended so to replace the same with the following wording, which shall be deemed as entirely superseding the Commercial Launch Plan (i.e. Exhibit C to the Supply Agreement) originally agreed upon between the Parties and be deemed as it had been part of the Supply Agreement as from the date of execution of this latter:

EXHIBIT C

COMMERCIAL LAUNCH PLAN

First Global Submission Date (NDS, NDA, EMA filing)	Anticipated Date
Pre NDA MTG with FDA	[***]
NDS Submission Date	[***]
NDS Anticipated Approval Date	[***]
Commercial Launch	[***]

”

2.2 For the avoidance of doubt, any references made in the Supply Agreement to the Commercial Launch Plan (i.e. Exhibit C to the Supply Agreement) shall be deemed and construed as if they had been made to the Commercial Launch Plan (i.e. Exhibit C to the Supply Agreement) as amended by this Deed.

3.	GOVERNING LAW AND JURISDICTION

3.1 This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by, and interpreted in accordance with, the laws of England and Wales (without regard to the conflict of laws, rules, or principles thereof.

3.2 Any disputes arising out of or in connection with this Deed or the interpretation, breach or termination thereof, which cannot be resolved by mutual agreement between the Parties within [***] after the notification of the dispute (in accordance with the Supply Agreement), shall be submitted to the jurisdiction of the competent courts of London, England.

DULY DELIVERED as a Deed on the date and year first above written.

* * *    * * *     * * *

Should you agree with this proposal, we would be grateful if you could return to us a copy hereof duly signed and delivered as a deed by your authorised signatory by way of full, irrevocable and unconditional acceptance hereto.

Yours faithfully.

EXECUTED as a DEED by

AMYLYX PHARMACEUTICALS, INC.

/s/ Joshua Cohen
Joshua Cohen
CEO Amylyx Pharmaceuticals, Inc.
Authorised representative

*    *     *

For acceptance.

Executed and delivered as a Deed for full, irrevocable and unconditional acceptance.

Yours faithfully,

EXECUTED as a DEED by

ICE S.p.A.

/s/ Agostino Barazza
Authorised representative